EMPLOYMENT AGREEMENT



     THIS AGREEMENT is entered into as of the ____ day of _____________, ____, by AMERICAN STORES COMPANY, a Delaware corporation (Company), and
______________________________ (Executive). The Company and Executive are collectively referred to as the Parties, and individually as a Party.


     The Parties represent that:


     A. Executive is presently employed as an "employee at-will" with the Company; and


     B. The Parties desire to enter into this Employment Agreement to specify more fully each Party's rights and obligations under the employment relationship.


     In consideration of their mutual promises and covenants in this Agreement, the sufficiency of which they acknowledge, the Parties agree as follows:


                                       I.
RELEASE

     I-A. To the extent permitted by law, Executive, after the required statutory time and opportunity to review this Agreement, releases and discharges the Company and its subsidiaries and their respective officers, directors and employees, from all claims and demands arising from or relating to Executive's employment at-will relationship that existed with the Company prior to the execution of this Agreement including, but not limited to demands based on federal, state or local laws, common law, and claims based on express or implied contract, covenants of good faith and of fair dealing, intentional or negligent infliction of emotional distress, the Age Discrimination In Employment Act and Title VII of the Civil Rights Act of 1964. Executive does not waive any claims accrued or which may accrue under workers' compensation laws, existing stock options, employee stock benefit plans, ASRE and other employee benefit plans.


                                       II.
TERM

     II-A. The term of this Agreement is ________ years, commencing on ___________, _____, and for subsequent _________-year terms until terminated by written notice given by the Company at least one year prior to the end of the then effective __________-year term, or until terminated as described below.

     II-B      If this Agreement is terminated following notice of termination of the agreement given pursuant to Section II-A, but the Company continues to employ Executive, the Parties' employment relationship shall become one of employment at-will, in which either Party may terminate the employment relationship, with or without cause and without notice, and all benefits specified in this Agreement shall thereupon terminate, except that Executive shall be entitled to such benefits as shall then have accrued to Executive (e.g., existing stock options, ASRE benefits and SLRRP) and shall otherwise be entitled only to such benefits as are then available to similarly situated at-will executives of the Company. The Company, at its sole discretion, may continue to provide some or all of the benefits and compensation enumerated in this Agreement as determined in writing by the Company from time to time, executed by the signer of this Agreement or his successor.


                                      III.
EXECUTIVE'S DUTIES

     III-A. Executive shall perform services of an executive nature that are the same as, or generally consistent with, the services that he or she has been performing and equal to those services in status, dignity and responsibility.

     III-B. Executive shall act in the Company's best interests and shall make every reasonable effort to discharge assigned duties efficiently and to comply with the Company's policies and procedures. Executive shall devote his or her full and exclusive time to the Company's business and refrain from engaging in any other activity for others as an employee or independent contractor, officer, director or agent for monetary gain, except that where approved in writing by the Board of Directors of the Company. The Executive may serve, or continue to serve on the Board of Directors or hold any other offices or positions in, companies or organizations which, in the Board's judgment, will not present any conflict of interest with the Company or any of its subsidiaries or materially affect the performance of Executive's duties pursuant to this Agreement. Any services Executive renders as an officer or director of the Company shall be without additional compensation unless the Company's or its subsidiaries' Board of Directors directs otherwise.

     III-C. The Company may change Executive's duties from time to time, but Executive shall remain an officer of the Company or one of its subsidiaries, and the Company shall have Executive perform duties of an executive nature that are equal to Executive's previous title and duties in status, dignity and responsibility, and failure of the Company to do so shall constitute a material breach of this Agreement.


                                       IV.
EXECUTIVE'S COMPENSATION

     IV-A. Company shall pay Executive a base salary of $________________ plus target bonuses (as achieved) at the target rate of 50% (30% Annual Bonus and 20% Long Term Incentive Plan) (TCO), provided, that TCO is subject to change in the event of increases or pursuant to Section IV-C below.

     IV-B. Executive shall also be eligible to receive bonuses pursuant to the Company's bonus programs. The Company, in its sole discretion, may alter its bonus programs' terms and conditions including, but not limited to, altering the criteria, extending or reducing the performance period, or eliminating the bonus programs.

     IV-C. Notwithstanding Section IV-B, during the term of this Agreement, the Company shall not make a reduction in the sum of Executive's salary plus target bonus (TCO) of more than twenty percent (20%), other than a reduction which is part of a general cost reduction affecting at least ninety percent (90%) of the officers of the Company.

     IV-D. The Company shall reimburse Executive for reasonably incurred expenses related to the Company's business in accordance with the Company's policies on reimbursement, as they may be changed from time to time.

                                       V.
RELOCATION

     V-A. The Company, at its sole discretion, may require Executive to work in another location that would reasonably require Executive to relocate his or her primary residence. The Company shall give Executive at least 90 days notice prior to requiring Executive to relocate.

     V-B. If the Company requires Executive to relocate, the Company shall reimburse Executive for any reasonable relocation expenses that are in accordance with its relocation policy and, to the extent permitted by the relocation policy, as it may be changed from time to time, the Company may purchase Executive's primary residence. From time to time, the Company may change its policy concerning reimbursement for relocation expenses but the Company shall not abolish or amend its relocation policy so that its executives, including Executive, do not receive in substance what they are eligible to receive as of the date first mentioned above or of the date of any renewal of this Agreement, whichever is the last to occur.


                                       VI.
BENEFITS

     VI-A. On the same basis as other Company executives who are actively employed, Executive shall be entitled to participate in all of the Company's benefit plans, including retirement and profit-sharing, long-term disability, accidental death and dismemberment, health and insurance plans, including officer fiduciary and liability insurance, and vacations. At its sole discretion, the Company may change or terminate these benefit plans.

     VI-B. The Company and Executive acknowledge that the Executive plays a key managerial role with the Company and that it is in the Company's best interest to provide Executive with a special long-range retirement plan (SLRRP) reserved to key executives, and SLRRP is an additional substantial consideration not present in the "employee at-will" status of Executive prior to entering into this Agreement. SLRRP is designed to encourage such key executives to remain with the Company on an extended basis, have undivided loyalty to the Company, and not develop conflicts of interest by affiliating with the Company's competitors, which could undercut Executive's availability to serve as a possible consultant, advisor, witness, or source of information to the Company. Accordingly, Company shall pay to Executive an annual payment as provided below based on Executive's average TCO for two years prior to the termination of Executive's employment under the Agreement, with all rights, including vested rights, to participate in any future benefits under SLRRP terminating at once when and if Executive enters into or joins a business endeavor anywhere in the United States competing, as defined in Section VIII-B4 hereof, with the Company or any of its subsidiaries, as an individual, partner, joint venture, independent contractor, officer or director, unless waived in writing by the Board of Directors of the Company. The benefits available under SLRRP are:

     1. annual payment shall extend over a period of 20 years, beginning at the time Executive reaches the age of 57 years or at the time Executive's employment with the Company terminates, whichever is the last to occur;

     2. entitlement to benefits will vest based on full years of service with the Company under this Agreement or any extensions or renewals thereof, as follows:


                                  SERVICE TABLE


            Completed Years            Retirement Benefit As A
            Under Contract                Percent of Ending
                                         Average 2-Year TCO

                                          A         B
                    1                     0%       (0%)
                    2                     0%       (0%)
                    3                     9%      (12%)
                    4                    12%      (16%)
                    5                    15%      (20%)
                    6                    18%      (24%)
                    7                    21%      (28%)
                    8                    24%      (32%)
                    9                    27%      (36%)
                   10 Fully Vested       30%      (40%)


     3. if Executive dies, or becomes disabled pursuant to Section VII-B and Section VII-C herein, vesting shall cease, but straight line vesting under SLRRP will be deemed to have occured, with full credit for any partial year completed, the amount vested and unpaid shall immediately be paid over in a lump sum to Executive, to a beneficiary designated in writing by Executive, or to his estate if no such designation has been made. The amount paid will be discounted to present value at the rate of 8% per annum.

     4. if Executive is terminated for cause or voluntarily terminates his employment with the Company other than because of Company's breach of a material provision of this Agreement, the amounts vested at that time will be paid on an annual basis beginning at the age of 57 or at the time of termination, whichever is the last to occur; provided, Executive is not and has not been competing with the Company or its affiliates as defined in
               Section VIII-B when any such annual payment is due.

                         5. if Executive is terminated from employment by the Company without cause, excluding disability and death pursuant to
               Section VII hereof, or Executive terminates employment because of Company's breach of a material provision of this Agreement, service under the contract would be deemed to be 10 years for purposes of calculating the amounts due under SLRRP.

     VI-C. The Company intends to establish an irrevocable grantor trust (the "Rabbi Trust"), the assets of which, subject to the claims of the Company's creditors in the event of insolvency, will be used to provide benefits under SLRRP. The Executive will have no security or other rights to, or interest in, the assets of the Rabbi Trust, other than the right to be paid benefits under SLRRP in accordance with the terms of SLRRP, this Agreement and the Rabbi Trust. Contribution to the Rabbi Trust shall be made upon the termination of employment of Executive.


VII.
DISABILITY AND DEATH

     VII-A. If Executive dies, Company's obligations, including retirement rights, under this Agreement shall terminate immediately except with respect to Executive's accrued base salary and bonus, which shall be prorated to Executive's death, and except with respect to the Company's obligations, if any, to Executive or Executive's heirs or beneficiaries under the Company's benefit plans and other benefits which have accrued to Executive, including the benefits set forth in Section VI above.

     VII-B. If Executive becomes "totally disabled," as defined in the Company's Long Term Disability Pay Plan (Plan), as that Plan may be amended or replaced from time to time, unless the Board of Directors of the Company otherwise determines, Executive shall be placed on "inactive status" pursuant to the Company's then effective policy and Company's obligations under this Agreement shall terminate as of the date Executive became "totally disabled," except with respect to Company's obligations, if any, under the Plan or other benefit plans and other benefits which have accrued to Executive, including the benefits set forth in Section VI above.

     VII-C. If Executive is not "totally disabled" as described in Section VII-B, but is not performing the duties of his or her job for at least ninety days in a consecutive twelve-month period, due to physical or mental impairment, illness or injury, the Company may terminate Executive's employment based on a resolution to that effect adopted by a majority of Company's Board of Directors, and upon 30 days prior written notice to Executive, and the Company's obligations to Executive under this Agreement shall terminate except with respect to the Company's obligations, if any, under the Company's Plan or other benefit plans and other benefits which have accrued to Executive, including the benefits set forth in Section VI above.


                                      VIII
CONFIDENTIAL INFORMATION
AND
RESTRICTIVE COVENANT

     VIII-A. Executive recognizes and acknowledges as follows: that the Company has legitimate business interests to protect, including its relationship with its customers, confidential information and trade secrets; that the Company has files, records, reports and other information that it deems to be proprietary and confidential including, but not limited to, information concerning finance, real estate, business strategy and plans, employee compensation, bonus and benefit plans, management information systems and computer programs, private labels, and trade secrets; and that Executive has gained and will continue to gain knowledge of this information during the course of employment. During the course of employment and after employment has terminated, Executive shall not and will use his or her best efforts to ensure that agents or others under his control do not, disclose the Company's proprietary and confidential information to any person or entity for any purpose other than in the ordinary course of performance of his duties to the Company, or use the information for Executive's own benefit, unless the information has been made public or has been made generally available otherwise than by Executive's breach of his or her duties under this Agreement or is otherwise no longer confidential or proprietary.

     VIII-B. The parties recognize and acknowledge that American Stores Company is one of the nation's leading food and drug retailers and must protect its legitimate business interests. The Company operates stand-alone food and drug stores, price impact food stores, plus combination food/drug store units. As of the date hereof, the Company's operations include Lucky Stores, Jewel Food Stores, Acme Markets, Jewel Osco, Osco Drug and Sav-on and a price impact food chain. At year-end 1993, the Company operated 1,695 stores in 27 states. Executives of the Company are often transferred to other states and other subsidiaries of the Company. Their responsibilities and duties are Companywide, even though they may be assigned, at a point in time, to a particular subsidiary of the Company. The Company has expended considerable money, effort, and time to train, build or acquire certain key "assets" -- defined to include its employees and its relationships with customers, suppliers or vendors, lending institutions, lessors and land owners, and governmental entities, among others, and that Executive has gained and will continue to gain knowledge of those assets during the course of employment.

     During the term of this Agreement and any renewal thereof, and for one year thereafter, provided Executive's termination occurs during the term of the Agreement, Executive shall not:

     1. seek to hire or directly or indirectly solicit any employee to terminate employee's employment with the Company or its subsidiaries or assist any other person or entity in attempting to hire or hiring any employee of the Company or its subsidiaries; or

     2. interfere with or impede Company's relationships with customers, suppliers or vendors, lending institutions, lessors and land owners and governmental entities; or

     3. enter into or join a competing business endeavor as an individual, partner, joint venturer, independent contractor, officer or director that would directly or indirectly compete with the Company, or its subsidiaries, anywhere in the United States where covenants not to compete are enforceable under the laws of that state. The competition must be substantial in nature if it occurs following termination of employment and be in an area where the Company or its subsidiaries engage in business activity and where the customers are located. However, if the Company discharges Executive without cause, as defined in Section IX or breaches this Agreement as defined in Section III-C, this Subsection VIII-B3 shall only be effective if Company so elects in writing and agrees to continue paying Executive's established TCO during the one year that Executive is precluded from competing.

     4. For purposes of this paragraph and Section VI above, the words "compete" or "competing" as used herein shall be interpreted to mean a retail establishment in the food or drug business in direct competition with a business operated by the Company or its subsidiaries in an industry engaged in the business as a supermarket store, a drug store, a warehouse store, a club store, or any combination thereof, or that primarily sells the products which constitute at least ten percent (10%) of the products sold in any of the stores described above.

     5. In connection with the foregoing provisions of Section VIII-B3, Executive represents that his or her economic means and circumstances are such that such provisions will not prevent him or her from providing for himself or herself and his or her family on a basis satisfactory to him or her. It is understood and agreed that the covenants made by Executive in Section VIII hereof and Section VI hereof are material to, and are being relied upon by the Company in entering into this Agreement.

     In the event of litigation of any breach of this agreement by Executive, the one year time period shall be tolled, except that if following termination, Executive does not engage in the activities set forth in Section VIII-B 1 to 5 inclusive, no such tolling shall occur.

     VIII-C. Upon termination of employment, Executive shall deliver to Company all records, data, memoranda, manuals, policies, and notes in his or her possession that are of a proprietary and confidential nature.

                                       IX.
TERMINATION

     IX-A. Upon thirty days prior written notice, the Company may terminate Executive's employment for cause as follows:
     1. Executive is convicted of or enters a plea of guilty or nolo contendre to a felony; or

     2. If Company, in good faith, after reasonable investigation, believes that Executive has committed a fraud, misappropriation or embezzlement, or other gross and willful misconduct inimical to the Company's business; or

     3. Executive willfully breaches a material provision of this Agreement, and does not cure or cannot cure the breach after notice; or

     4.        Executive habitually and grossly neglects his or her duties.

In addition to terminating Executive in the above instances, the Company may also seek injunctive relief or sue for damages caused by Executive's actions. During the thirty day period after Company gives Executive notice of termination, an Executive in good standing may exercise any stock options that vest prior to the date that termination is effective.

     IX-B. While this Agreement is still in effect, if Executive terminates the Parties' employment relationship for any reason other than Company's breach of a material provision of this Agreement, Executive shall no longer be entitled to receive any compensation or benefits under this Agreement, except with respect to the Company's obligations, if any, under the Company's benefit plans and other benefits which have accrued to Executive, including benefits set forth under Section VI above. The Company shall have no cause of action against Executive unless Executive has breached Section VIII or committed any of the acts outlined in Section IX-A.
     IX-C. If Company terminates Executive's employment without cause or Executive terminates employment because of Company's breach of a material provision of this Agreement, Executive shall receive, to the effective date of termination, his or her base salary and the prorated portion of Executive's bonus that has been earned (despite any contrary provision in the then-existing bonus plan), and a lump sum payment equal to the value of premiums for COBRA coverage that is available to Executive and the value of unpaid salary and target bonuses that would have been paid under the remaining life of the contract had the breach and termination not occurred and severance payments in accordance with the American Stores Termination Allowance Plan (or whatever successor ERISA plan is in effect). If prior to the date of termination under this Section IX-C the Company had relocated Executive within twelve (12) months prior to such termination, Company will relocate Executive within the continental United States pursuant to the Company's relocation policy; provided that Executive's relocation move is completed within twelve (12) months from the date of termination. Benefits under SLRRP would be calculated as though the employee completed ten (10) years of service and all other provisions of Section VI-B of the Contract would continue to have full force and effect. If the Company terminates under this Section IX-C, the provisions of Section VIII-B3 (the covenant not to compete for one year following termination of employment) shall thereupon have no force or effect, but notwithstanding all of the provisions of Sections VI and VII hereof shall remain effective.

     IX-D. Regardless of the reason that Executive's employment with the Company terminates, upon the expiration of Executive's right to continue participation in the Company's benefits plans as an active or inactive employee, the Company shall provide Executive the same opportunities as it generally provides to employees who have terminated to elect COBRA coverage, as well as any other conversion or extension rights or other benefits that are then available.

     IX-E. Executive expressly waives any other or additional remedy available at law, by statute or equity arising from the termination of this Agreement or the termination of Executive's employment.


                                       X.
REMEDIES

     X-A. The Company and Executive recognize that the services to be rendered under this Agreement by Executive are special, unique and of extraordinary character, and that in the event of the breach by Executive of the terms and conditions of this Agreement to be performed by him or her in the event Executive shall, without the written consent of the Company, leave its employment in a manner not permitted by this Agreement and perform, in the future, services for any person, firm or corporation in violation of the provisions of Section VIII hereof, then the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by Executive or to enjoin Executive from performing services for any such other person, firm or corporation, if such performance would be in violation of the provisions hereof, but nothing herein contained shall be construed to prevent the election or invocation by the Company of any other remedy for the breach of this Agreement by Executive, as the Company may elect or invoke.


                                       XI.
CLAIMS AND ARBITRATION

     XI-A. Prior to any arbitration, Executive shall have the right to request that the Compensation Committee of the Company's Board of Directors consider Executive's claims. The Committee is not obligated to consider Executive's claims and, if it does so, its recommendations and decisions do not bind either Party.

     XI-B. If Executive's claim is denied, the Committee may provide a written notice within 90 days or may decline to take any action in which case the claim is deemed denied. If Executive desires a review of the claim, he or she must notify the Committee within 60 days of the date of the denial or deemed denial. The decision on review of the denied claim shall be rendered by the Committee within 60 days after receipt of the request for review.

     XI-C. Except for the Company's right to seek injunctive relief and damages as described above and Executive's right to request Committee review, all disputes that arise under this Agreement shall be settled by arbitration, using a single arbitrator, in accordance with the American Arbitration Association's rules and procedures, and the Parties shall be bound by the arbitrator's decision. Reinstatement of Executive's employment shall not be a remedy available to the arbitrator.

     XI-D. The Company shall pay the cost of arbitration and each Party shall pay its own attorneys' fees. However, if the arbitrator decides that the Company acted in bad faith, the Company shall pay Executive's attorneys' fees.


                                      XII.
ASSIGNMENT

     XII-A. Because this Agreement is for personal services, Executive shall not assign this Agreement. Company may assign this Agreement to any successor, successor in interest to all or part of the Company's assets, or any affiliated company without Executive's consent, and Company may assign this Agreement to any other entity with Executive's consent, which shall not be unreasonably withheld. If the assignee to this Agreement succeeds to less than substantially all of the Company's business or assets, the Company may only assign this Agreement without Executive's prior consent if: (1) the Company's Board of Directors determines in good faith that the assignee is organized for bona fide purposes other than to avoid or reduce Company's obligations under this Agreement and has adequate financial reserves to meet all of Company's payment obligations under this Agreement, or (2) Company unconditionally guarantees all payment obligations to Executive under this Agreement from and after the assignment becomes effective.


                                      XIII.
MISCELLANEOUS

     XIII-A. This Agreement may not be modified or discharged unless by written agreement, signed by both Parties.

     XIII-B. No waiver or waivers by either Party of the other Party's breach of, or failure to comply with, this Agreement shall be deemed a waiver of any other breach or failure to comply.

     XIII-C. If any part of this Agreement is declared by a court to be invalid, this Agreement shall still remain valid and shall be construed as if the invalid portion were not a part of the Agreement except that if the provisions of Section VI (SLRRP), relating to non-competition with the Company as a condition to payment of SLRRP retirement compensation, are declared invalid or unenforceable as to Executive, and Executive competes with the Company or any of its subsidiaries, then all of the provisions of such Section VI, including the right to receive SLRRP retirement payments, shall terminate and be unenforceable.

     XIII-D. The Parties have made no implied or expressed representations or covenants that are not expressly set forth in this Agreement, and this is the entire Agreement between the Parties.

     XIII-E. This Agreement is made in and is governed by the laws of the state of Utah.

     XIII-F. The provisions concerning confidentiality shall survive this Agreement.

     XIII-G. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and the Company's successors and assigns, whether by merger, consolidation or otherwise.

     XIII-H. The Board of Directors shall have the discretionary authority to construe and interpret any disputed, doubtful or uncertain terms of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

                           COMPANY:

                           AMERICAN STORES COMPANY


                           By

                           Print Name:

                           Its:
                           EXECUTIVE:




                           Print Name:

                           Its: